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                                                                   EXHIBIT 10.22

                       FULL-SERVICE MANAGEMENT AGREEMENT

     This Full Service Management Agreement is made and entered into as of this_____ day of_________ 199_, effective as of this_____ day of _____, 199_, by and between TRI CO., L.L.C. (hereinafter referred to as "TRI CO"), and Tri-County Physicians Association, INC., a Tennessee non profit corporation (hereinafter referred to as "IPA").

                                   WITNESSETH

         WHEREAS, IPA is a duly organized and validly existing Tennessee nonprofit corporation that is engaged in the business of arranging medical services through independent contractor relationships with individual physicians who are licensed to practice medicine in the State of Tennessee and who are employed or otherwise retained by IPA.

         WHEREAS, TRI CO is a duly organized and validly existing Limited Liability Corporation.

         WHEREAS, IPA and TRI CO. mutually desire an arrangement that facilitates the management and administration of the business operations of IPA.

         WHEREAS, IPA desires to engage TRI CO. to provide such management and administrative services as are necessary and appropriate for the administration of IPA's business, including the management of risks that IPA has undertaken with third party payors and the negotiation, monitoring and the quality assurance of contracts with third party payors, all upon the terms and conditions set forth in this Agreement.

         WHEREAS, TRI CO. desires to provide IPA with such management and administrative services, all upon the terms and conditions set forth in this Agreement.

         NOW THEREFORE, for and in consideration of the mutual terms, covenants and conditions set forth in this Agreement, the adequacy of which is now and forever acknowledged, the parties mutually agree as follows.

I.       Definitions,

         For the purposes of this Agreement, the following terms shall have the meanings ascribed thereto in this section or above, unless otherwise clearly required by the context in which the term is used.

         1.1      Agreement.        The term "Agreement" shall mean this Full-
Service Management Agreement by and between TRI CO. and IPA and any amendments hereto as may be adopted as provided herein.

         1.2      IPA Account.      The term "IPA Account" shall mean the bank
account of IPA as described in Sections 3.7 and 3.10 hereof.

         1.3      IPA Expense or IPA's Expense.        The term "IPA Expense" or
"IPA's Expense" shall mean an expense or cost incurred by TRI CO. or IPA and


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for which IPA is financially liable, regardless of whether the transfer of IPA's funds to satisfy IPA's financial liability is performed by IPA or by TRI CO. on IPA's behalf. IPA expense includes, but is not limited to management fees; meeting expenses; meeting stipends; advertising and promotion; special engagements; and outside consultant fees; all payments to health care providers; interest expense for monies borrowed by the IPA; repayment of principal for monies borrowed by the IPA; attorney's fees and expenses incurred by or on behalf of the IPA, relating to litigation by or against the IPA or otherwise directly relating to the IPA's operations or business; fees for accountants or consultants retained to audit the IPA and/or prepare and submit tax forms for the IPA; a program of property, liability and other forms or insurance coverage, limits and carriers acceptable to TRI CO.; all costs associated with investments or loans made by the IPA; remuneration, if any, of the IPA's officers and Board members; any other fees, costs, expenses or taxes paid by TRI CO. (in all cases in conformity with the budget approved by the IPA) relating to the business or operations of the IPA.

         1.4 Management Fee. The term "Management Fee" shall mean TRI CO.'s compensation for nonmedical management and administrative services established as described in Article V.

         1.5 TRI CO. Expense or TRI CO's Expense. The term "TRI CO. Expense" or "TRI CO.'s Expense" shall mean an expense or cost incurred by TRI Co. in the course of fulfilling the terms of this Agreement. The term "TRI CO.'s Expense" or "TRI CO. Expense" shall include, without limitation, budgeted direct and indirect expenses of TRI CO. incurred in the provision of services and other items to IPA including but not limited to general and administrative expenses.

         1.6 Medical Services. The term "Medical Services" shall mean general medical, specialty and other health care services provided by Physicians and other professional personnel, including, without limitation, employees and independent contractors, pursuant to contracts between IPA and third party payors.

         1.7 Physician or Physicians. The term "Physician" or "Physicians" shall mean the individual licensed professionals, individually or collectively, with whom IPA has provider agreements.

         1.8      State. The term "State" shall mean the State of Tennessee.

         1.9 Term. The term "Term" shall mean the initial and any renewal periods of duration of this Agreement as described in Section 6.1 hereof.

II.      Appointment and Authority of TRI CO.

         2.1 Appointment. IPA hereby appoints TRI CO. as its agent for the management and administration of the business functions and affairs of IPA as set forth in this agreement and TRI CO. hereby accepts such appointment, subject at all times to the provisions of this Agreement.

         2.2      Authority. Consistent with the provisions of this Agreement,


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TRI CO. shall have the responsibility and commensurate authority to provide, to the extent not provided by IPA under this Agreement, management and administrative services for IPA, including, without limitation, the management of risks associated with capitated contracts that IPA has undertaken with third party payors and the negotiation, monitoring and the quality assurance of contracts with third party payors. In connection with provision of such services, TRI CO. shall provide support services, personnel, administration, financial services, data processing, debt collection, general accounting services and other business office services. TRI CO. is hereby expressly authorized to provide such services in any reasonable manner TRI CO. deems appropriate to meet the day-to-day requirements of the business functions of IPA. To the extent practicable, TRI CO., at its discretion, may perform such business office services for IPA at locations of TRI CO.'s choosing. The parties acknowledge and agree that the Physicians, and not TRI CO., shall be responsible and liable for and shall have complete authority, supervision, and control over the provision of all Medical Services performed for patients and that all diagnoses, treatments and procedures related to Medical Services shall be provided and performed under the supervision of Physicians as such professionals, in their sole discretion, deem appropriate.

III.     Covenants and Responsibilities of TRI CO.

         3.1 Management and Administration. During the Term of this Agreement, TRI CO. shall provide all management and administrative services as are necessary and appropriate for the administration of IPA's operations as described in Section 2.2 hereof, this Article III and elsewhere in this Agreement in accordance with the law and all rules, regulations and guidelines of applicable governmental agencies.

         3.2 Quality Assurance. Risk Management and Utilization Review. TRI CO. shall assist IPA in the establishment and monitoring the implementation of procedures to promote the consistency, quality, appropriateness and medical necessity of Medical Services provided by Physicians pursuant to or in connection with third party payor agreements. TRI CO. shall provide administrative support for such procedures and in connection with third party payor agreements, shall monitor participation in IPA's quality assurance, risk management and utilization review programs. TRI CO. shall provide regular reports to IPA regarding such activities. TRI CO. will provide the following medical management services: develop a utilization review and quality assurance program ("UR/QA") to monitor the medical appropriateness and cost-effectiveness of all health care arranged for by the IPA; design the process and procedures for the provision of health care arranged for by the IPA; provide all such reports regarding the medical management of the IPA and/or its providers as the IPA and TRI CO. shall reasonably deem necessary or appropriate.

         3.3 Marketing. TRI CO. will, at the request of the Board of Directors of IPA, negotiate on behalf of IPA with payors, employers, HMOs, or Insurance Companies for IPA professional service agreements in programs which require or permit hospital services to be contracted for by such payors at any hospital acceptable to payor and IPA.


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         TRI CO. will develop and/or assist in certain marketing efforts including strategic planning and contract negotiations. Such efforts, however, shall not include sales and advertising as part of TRI CO.'s management fee.

         3.4 Licenses and Permits. TRI CO. shall, at IPA's Expense and on behalf of and in the name of IPA, coordinate all development and planning processes, and apply for and use TRI CO.'s best effort to obtain and maintain all federal, state, and local licenses and regulatory permits and third-party payor agreements and identification numbers required for or in connection with the operation of IPA.

         3.5      TRI CO. Personnel.

         3.5.1 Management Personnel. TRI CO. shall employ or otherwise retain, at TRI CO.'s Expense, and shall be responsible for selecting, training, supervising and terminating all personnel as TRI CO. deems reasonably necessary and appropriate for TRI CO.'s performance of its duties and obligations under this Agreement. TRI Co. shall have sole responsibility for determining the salaries and fringe benefits of all such management and administrative personnel, for paying such salaries and providing such fringe benefits, and for withholding, as required by law, any sums for income tax, unemployment insurance, social security, or any other withholding required by applicable law or governmental requirement.

         3.5.2 Non-exclusivity. In recognition of the fact that the nonmedical management and administrative personnel provided to IPA by TRI CO. pursuant to this Agreement may from time to time perform services for others, this Agreement shall not prevent TRI CO. from performing such services for others or restrict TRI CO. from so using TRI CO.'s personnel provided pursuant to this Agreement. TRI CO. shall use reasonable efforts, consistent with sound business practices, to honor the specific requests of IPA with regard to the assignment of TRI CO. Is personnel; provided, however, that TRI CO. reserves the sole right to determine the assignment of its personnel.

         3.5.3 Equal Employment Opportunity. Without limitation of any provision of this Agreement, TRI Co. expressly agrees to abide by any and all applicable federal and/or state equal employment opportunity statutes, rules and regulations, including without limitation, Title VII of the Civil Rights Act of 1964, the Equal Employment opportunity Act of 1972, the Age Discrimination in Employment Act of 1967, the Equal Pay Act of 1963, the National Labor Relations Act, the Fair Labor Standards Act, the Rehabilitation Act of 1973, and the Occupational Safety and Health Act of 1970, all as may from time-to-time be modified or amended.

         3.5.4 Labor Reports, TRI CO. shall appropriately prepare, maintain, and file all requisite reports and statements regarding income tax withholdings, unemployment insurance, social security, workers, compensation, equal employment opportunity, or other reports and statements required with respect to personnel provided by TRI CO. under this Agreement.

         3.5.5 Provider Relations. TRI CO. will provide the following provider relations services: Make available to the providers the necessary provider applications and review them for completeness; recommend credentialing


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criteria to the IPA for provider participation; collect information about providers who have applied for participation in the IPA; monitor the provision of health care by participating providers; evaluate the practice patterns of physicians; arrange enrollee satisfaction surveys regarding the delivery of healthcare services arranged for or provided by IPA; administer a grievance process developed and adopted by the IPA for complaints received by the IPA about the health care provided; comply with the IPA's policies regarding the credentialing, evaluation, and termination of health care providers; train staff at physician offices and hospitals about procedures concerning the filing of claims and the scope of benefits offered to persons for which the IPA arranges health care.

         3.6 Consultants TRI CO. shall render such business and financial management, consultation, and advice as may from time-to-time be requested by IPA in connection with the business operations of IPA. In addition, TRI CO. shall at IPA's request and at IPA's Expense, provide consultation and advice as reasonably necessary, specialists in such areas as accounting, auditing, budgeting, physician practice management, finance, government programs, insurance, management development, medical records, nursing, physician recruitment, quality assurance, systems and procedures, and third party reimbursement.

         3.7 Contract Negotiations. TRI CO. shall advise IPA with respect to and negotiate on IPA's behalf and subject to IPA's approval, all contractual arrangements with third party payors as are reasonably necessary and appropriate for the conduct of IPA's business.

         3.8 Administration of Funds TRI Co. shall have access to the IPA Account, which shall be established and maintained at a bank of IPA's choosing. In connection with the administration of funds under this Section and throughout the Term, IPA hereby grants TRI CO. a special power of attorney and appoints TRI CO. as IPA's true and lawful agent and attorney-in-fact, and TRI CO. hereby accepts such special power of attorney and appointment, to deposit appropriate funds into the IPA Account and to make withdrawals from the IPA Account for payments specified in this Agreement and as requested by IPA. TRI CO. shall be obligated to deposit any monies or other assets it receives for any reason on behalf of IPA in the IPA Account. Notwithstanding the special power of attorney granted to TRI CO. hereunder IPA may continue to draw checks on the IPA Account. Upon request of TRI CO. or the financial institution wherein the IPA Account is maintained, such additional documents or instruments as may be necessary to evidence or effect the special power of attorney granted to TRI CO. by IPA.

         3.9      Fiscal Matters.

         3.9.1 Design and Implementation. TRI CO. shall design and implement and accounting/finance system, appropriate for the scope of the IPA's operations, to provide the IPA with financial information about its business.


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         3.9.2    Annual Budget. Annually and at least thirty (30) days prior to the commencement of each fiscal year of IPA, TRI CO. shall prepare and deliver to IPA an operational budget for such fiscal year ("Budget"), setting forth an estimate of IPA's revenues and expenses (including, without limitation, all costs associated with the services provided by TRI CO. hereunder).

         3.9.3 IPA Accounts. TRI CO. shall open and/or maintain accounts in the name of the IPA and deposit in such bank accounts all receipts and monies arising from the operation of the IPA. TRI CO. shall make disbursements from the accounts on behalf of the IPA in such amounts and at such times as the same are required for the operation of the IPA or as directed by the IPA. Signatures and approvals as to the amounts of all checks shall be in accordance with policies adopted by the IPA provided such policies have previously been made available to TRI CO..

         3.9.4 Access. IPA shall have the right at all times during normal business hours to audit, examine, and make copies of books of account maintained by TRI CO. in respect of IPA's provision of Medical Services and TRI CO.'s billings and collections on IPA's behalf.

         3.9.5    General, TRI CO. shall:

                  (a) Establish and maintain all necessary accounting journals.

                  (b) Establish and maintain all backup records for accounting and managerial control. In the event such backup records are lost or destroyed, TRI CO. will reconstruct them as soon as reasonably possible.

                  (c) Establish and maintain all necessary tax-related records and prepare, or contract to have prepared, the IPA's annual corporate income tax filings. TRI CO. shall be responsible for filing the prepared income tax documents, provided that sufficient funds and all necessary documents and information are available from the IPA.

                  (d) Prepare balance sheets and income statements on a monthly basis.

                  (e) Perform all billing and collection functions for amounts owed by the IPA to its vendors and for accounts receivable of the IPA.

                  (f) Develop an appropriate and fiscally prudent case management plan to determine cash flow needs of the IPA and to manage and invest the IPA's cash reserves. Such cash management plan shall include provisions for the settlement of the IPA's obligations to provide for funds withheld by the IPA to create cash reserves.

                  (g) Be responsible, in those instances in which TRI CO. acts as claims processor, for all regularly required financial reporting to federal, state, and local agencies including annual distribution of IRS Form 1099. Such financial reporting shall not include any


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                           additional reporting, beyond that otherwise
                           contemplated by this Agreement, required as a result of an audit, corporate income tax filings or other special request made by a federal, state, or local agency.

                  (h) Evaluate proposals of auditors and recommend to the Board an outside auditor to conduct an annual audit of the IPA's financial condition and results of operation. The Board shall have the ultimate authority to determine the necessity of an annual audit and to select the auditing firm.

                  (i) As part of any full-risk contract, TRI CO. will perform financial recovery activities on behalf of the IPA to obtain funds the IPA is entitled to under stop-loss limits, subrogation, and coordination of benefits.

                  (j) Pay all expenses from the IPA funds associated with the IPA's Business, provided that any expenses exceeding $5,000 must be approved in advance by the IPA's Board if not identified in the Budget.

                  (k) Design and maintain a program of property, liability and other insurance to protect the IPA from its business and professional risks. The design of the program will be approved by the IPA.

                  (l) Perform any other financial administration services requested by the IPA and agreed to be performed by TRI CO. pursuant to this Agreement.

                  (m) Provide all such reports regarding the financial performance of the IPA and the overall management of the IPA as the IPA and TRI CO. shall reasonably deem necessary or appropriate.

                  (n) Recommend and assist in the acquisition of stop-loss coverage.

         3.10 Tax Returns and Taxation Matters. TRI CO. shall arrange for the preparation of all appropriate tax returns and reports required of IPA. As requested by IPA, TRI CO. shall, on behalf of IPA and at IPA's Expense, protest and/or file applications regarding regulations, orders and determinations that are issued by any governmental taxing authority and that affect or are issued to IPA.

         3.11 Reports and Records. TRI CO. shall timely create, prepare and file reports and records as are reasonably necessary and appropriate in connection with the provision of TRI CO.'s services as are reasonably requested by IPA.

         3.12 Legal Actions. As reasonably requested by IPA, TRI Co. shall, at IPA's Expense, advise and engage assistance on behalf of IPA in instituting or defending, in the name and on behalf of IPA, all legal actions or proceedings by or against third parties arising out of IPA's business.


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         3.13     Physician Recruitment. Upon IPA'S reasonable request TRI CO.
shall perform administrative services reasonably necessary and appropriate to recruit potential Physicians to contract with IPA and shall provide IPA with model agreements to document IPA's service arrangement with such Physicians. It will be and remain the responsibility of IPA to interview, select, contract with, supervise, compensate, control and terminate all Physicians performing Medical Services or other professional services, and TRI CO. shall have no authority whatsoever with respect to such activities, except that as requested by IPA, TRI CO. shall assist in the interview, selection, and negotiation with such potential Physicians.

         3.14 Confidentiality. TRI CO. shall instruct its personnel to keep confidential any financial, statistical, personal, personnel, or patient information obtained or encountered relating to IPA and IPA's medical practice except as otherwise required by law or contract. TRI CO. shall not disseminate, distribute, or report IPA data to any person, including other IPAs, hospital entities, HMOs, or insurance companies without the express written consent of the Board of Directors of IPA.

         3.15 TRI CO.'s Insurance. Throughout the Term, TRI CO. shall, at TRI CO.'s Expense, obtain and maintain with commercial carriers, self-insurance or some combination of these appropriate workers, compensation coverage for TRI CO.'s employed personnel provided pursuant to this Agreement, and casualty and comprehensive general liability insurance covering TRI CO., TRI CO's personnel and all of TRI CO.'s equipment in such amounts, on such basis and upon such terms and conditions as TRI CO. deems appropriate.

         3.16 Reinsurance. TRI CO. shall, at IPA's request, negotiate and obtain reinsurance for IPA. The cost of such reinsurance shall be an IPA expense.

         3.17 Claims Processing. For the claims processing services it has a duty to provide pursuant to this Agreement, TRI CO. shall provide claims processors needed for the IPA's Business. Claims will be processed within a reasonable period of time after TRI CO. receives all information necessary for proper adjudication of the claims. Payment terms will be set by the IPA from time to time.

         3.18 Computer Equipment. TRI CO. will arrange for the provision of data processing services and equipment necessary for TRI CO. to carry out its duties under this Agreement and as described in the annual budget, subject to IPA approval. Unless such assets (tangible or intangible) were purchased and utilized solely for the activities of the IPA, such assets shall be solely owned by TRI CO., unless otherwise agreed to by the IPA and TRI CO.

         3.19 Telephone Support. Personnel shall be provided by TRI CO. and shall be available by telephone to answer all inquires from enrollees, the IPA and the Hospital during normal business hours.


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IV. Representations, Covenants and Responsibilities of IPA.

         4.1 Organization and Operation. IPA, being a nonprofit corporation created pursuant to the laws of the State of Tennessee, shall at all times during the Term be and remain legally organized and authorized to conduct its business in a manner consistent with all applicable State and federal laws.

         4.2 Medical Services. Throughout the Term of the Agreement, IPA shall arrange for, through its Physicians, Medical Services necessary to meet patient service requirements. In providing such Medical Services, notwithstanding any provisions herein to the contrary, the Physicians shall exercise independent medical judgment and shall have full authority over all medical Services and all clinical decisions pertaining to the delivery of Medical Services. Administrative policies and management shall be consistent with the delivery of Medical Services in accordance with accepted standards of care.

         4.3 Quality Assurance, Risk Management, and Utilization Review. IPA shall adopt and monitor the implementation of quality assurance, risk management, and utilization review programs designed to monitor and evaluate the quality of Medical Services provided by Physicians and to evaluate the professional skills of potential Physicians (including, without limitation, determining whether each Physician may provide Medical Services and the scope and conditions of such privileges) prior to permitting such persons to provide services. As requested of IPA, TRI CO. shall provide administrative assistance to IPA in performing its quality assurance, risk management, and utilization review.

         4.4 Equal Employment Opportunity. Without limitation of any provision herein, IPA expressly agrees to abide by any and all applicable federal and/or state equal employment opportunity statues, rules and regulations, including, without limitation, Title VII of the Civil Rights Act of 1964, the Equal Employment Opportunity Act of 1972, the Age Discrimination in Employment Act of 1967, the Equal Pay Act of 1963, the National Labor Relations Act, the Fair Labor Standards Act, the Rehabilitation Act of 1973, and the Occupational Safety and Health Act of 1970, all as may from time-to-time be modified or amended.

         4.5 IPA Physicians. IPA will have each Physician or Physician Groups with whom it contracts make the representations and warranties set forth in Sections 4.5.1 - 4.5.4 to IPA. IPA represents that it will terminate a provider agreement with any Physician who, to IPA's knowledge, no longer meets the criteria set forth below:

         4.5.1 Such Physician is licensed to practice their profession in the State of Tennessee without restriction or subject to any disciplinary action.

         4.5.2 Such Physician has all customary narcotics and controlled substances numbers and licenses.


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         4.5.3    Such Physician has professional liability insurance in full force and effect with policy limits of [$1,000,000 individual incident/ $3,000,000 aggregate].

         4.5.4 Such Physician is not in breach of any other contract, obligation, or covenant that would affect his or her ability to perform hereunder and, as a result of entering into this Agreement, will not breach any such contract, obligation or covenant.

         4.6 Access, At all times during the Term, IPA shall permit TRI CO. to have access to all IPA's books, records, and reports, contracts, agreements, licenses, survey, accreditations and any and all other information reasonably requested by TRI CO. to perform its duties under this Agreement.

         4.7 Exclusivity. TRI CO. shall be the exclusive provider of management or similar services to IPA.

V.       Financial Arrangements.

         5.1 General. IPA and TRI CO. mutually recognize and acknowledge that TRI CO. will incur substantial costs in providing support services, personnel, marketing, management, administration, and other items and services that are the subject matter of this Agreement. IPA and TRI CO. further recognize that certain of such costs and expenses can vary to a considerable degree according to the volume of IPA's business. Furthermore, IPA and TRI CO. agree that it will be impracticable to ascertain and segregate the exact costs and expenses that will be incurred by TRI CO. from time to time in performance of its obligations under this Agreement. However, it is the intent of the parties that the fees and other amounts paid to TRI CO. be reasonable and approximate its costs and expenses associated with the efficient management and administration of IPA.

         5.2 Fees. IPA agrees to pay to TRI CO. a monthly management fee on the 10th day of each month in the amount of (a) 4.5% of the payment made by the Health Care Financing Administration ("HCFA") to the HMO under contract with IPA, in accordance with HCFA's Medicare Risk Program and the member premiums (if any) and (b) $4.50 per member per month for commercial HMO enrollment and other contracts directly between IPA and payor/user.

Any "Surplus" will be distributed as follows: Sixty-five percent (65% to IPA, and thirty-five (35%) to TRI CO. For purposes of this Section 5.2, Surplus means Gross Revenues less expenses. Gross Revenues means the payments made from the HMO or other payors to the IPA in accordance with the contract between such parties. Gross Revenues include payments for services for eligible members covered under the HCFA Medicare Risk Program; for covered commercial HMO members; for other covered members under contract with the IPA; and, payments to the IPA in accordance with other performance or incentive provisions specified in such contracts.

Expenses means (i) capitated and fee-for-service payments to contracted provider members of the IPA for the provision of authorized medical care (ii)


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capitated and fee-for-service payments to providers for the provision of authorized medical care who are not contractual providers of the IPA (iii) stipends payable to IPA Board Members (iv) other reasonable and necessary IPA expenses.

VI.      Term and Termination.

         6.1 Initial and Renewal Term. The term of this Agreement will be for an initial period of seven (7) year(s) after the effective date of this Agreement, and shall be automatically renewed for successive five (5) year periods thereafter unless either party gives 180 days written notice of cancellation, subject to the remainder of this Article VI.

         6.2      Termination.

         6.2.1 Termination by Agreement. In the event IPA and TRI CO. shall mutually agree in writing, this Agreement may be terminated on the date specified in such written agreement.

         6.2.2 Termination for Specific Events. Either party may terminate this Agreement upon the dissolution of the other or, after January 1, 199_, upon IPA's failure to maintain the primary care relationship, on average during any twelve-month period, with either at least ____ HCFA enrollees or at least _____ commercial HMO members.

         6.2.3 Termination on Notice for Default. In the event that either party shall substantially default in the performance of any obligation under this Agreement, and such default shall not have been cured within thirty (30) days (ten (10) days in the event of nonpayment of fees under Article V) following the giving of written notice of such default by the other party, the party giving such notice shall have the right to immediately terminate this Agreement, without limiting any other rights or remedies that would otherwise be available.

         6.2.4 Termination without Cause. Either party may unilaterally terminate this agreement during its initial or renewal term. The party initiating termination shall give the other party 180 day notice of intent to terminate. IPA and TRI CO. shall jointly select an independent appraiser to establish the compensation, if any, to be paid to the involuntarily terminating party by the party giving notice of termination.

         6.2.5 Termination Due to Legislative or Administrative Changes. In the event that any legislation, regulation or government policy is passed or adopted or judicial interpretation is made, the effect of which would be to affect materially IPA's ability to obtain reimbursement from Medicare or Medicaid or any other third-party payor due to the existence of any provision of this Agreement, then the parties agree to negotiate in good faith to modify the terms of this Agreement to comply with applicable law. If the parties cannot reach an agreement on such modification, either party may terminate this Agreement by thirty (30) days' written notice to the other on any future date


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specified in such notice, or such sooner date as shall be required by the legislative, regulatory, or judicial change. Nothing in this Agreement shall be interpreted to require either party at any time to do anything that is illegal or contrary to statute.

         6.2.6 Termination Due to Change in Ownership or Control of TRI CO. If Physician Network Management, L.L.C., North American Medical Management, Inc., PhyCor, Inc. or Baptist Hospital, Inc. should sell to Columbia or another competitor, I.P.A. shall have the right to terminate this agreement. I.P.A. shall give TRI CO. written notice of intent to cancel within 60 days of notice. Termination shall take effect 180 days from the date of notice of intent to cancel.

         6.3 Effects of Termination.

         6.3.1 General. Upon termination of this Agreement, as hereinabove provided, neither party shall have any further obligations hereunder, except for
(i) obligations accruing prior to the effective date of termination and (ii) obligations under Section 4.6 and Article VII, and (iii) obligations, promises or covenants set forth herein that are expressly made to extend beyond the Term, which provisions shall survive the expiration or termination of this Agreement.

         6.3.2 Records. Upon the termination of this Agreement for any reason or cause whatsoever, TRI CO. shall surrender to IPA, and destroy TRI CO.'s copies of, all books and records, including electronic data, pertaining to IPA's Medical Services, except as otherwise provided in this Agreement. In the event of a dispute or third party inquiry, TRI CO. shall have the right to review and copy any and all books and records, including electronic data, unless otherwise restricted by law.

         6.4 Actions Following Termination. Following any notice of termination of this Agreement, the parties will fully cooperate in any and all matters relating to the winding up of TRI CO.'s activities. Notwithstanding this or any other provision, neither party relinquishes or waives any rights to any other remedies for breach of this Agreement by the other party.

VII.     Indemnification.

         7.1 TRI CO. agrees to indemnify, defend, and hold harmless IPA, its agents, officers, and employees from and against any and all liability expense, including defense costs and legal fees, incurred in connection with claims for damages of any nature whatsoever arising from TRI CO.'s performance of or failure to perform its obligations hereunder.

         7.2 IPA agrees to indemnify, defend, and hold harmless TRI CO., its agents, officers, and employees from and against any and all liability expense, including defense costs and legal fees incurred in connection with claims for damages of any nature whatsoever arising from IPA's performance of or failure to perform its obligations hereunder.


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

VIII.    Miscellaneous.

         8.1 Independent Relationship. It is mutually understood and agreed that IPA and TRI CO., in performing their respective duties and obligations under this Agreement, are at all times acting and performing as independent contractors with respect to each other, and nothing in this Agreement is intended and nothing shall be construed to create an employer/employee, partnership or joint venture relationship, or to allow TRI Co. to exercise control or direction over the manner or method by which the Physicians perform Medical Services or other professional health care services. TRI CO. shall be the agent of IPA solely to perform TRI CO.'s obligations set forth in this Agreement that are related to the management of IPA's business and not with respect to provision of Medical Services.

         8.2 Sales and Use Tax. TRI CO. and IPA acknowledge and agree that certain of the services to be provided by TRI CO. hereunder are subject to State sales and use taxes and that TRI Co. has a legal obligation to collect such taxes from IPA and to remit same to the State Comptroller of Accounts. IPA agrees to pay the applicable State sales and use taxes in respect of the portion of the Management Fee attributable to such services and grants TRI CO. the right to withdraw from the IPA Account amounts necessary to timely and fully pay such taxes.

         8.3 Notices. Any notice, demand or communication required, permitted or desired to be given hereunder shall be deemed effectively given when delivered in person or mailed by prepaid certified or registered mail, return receipt requested, addressed as follows:

         IPA
                                    --------------------------------

         TRI CO.
                                    --------------------------------

or to such other address, or to the attention of such other person or officer, as any party may by written notice designate.

         8.4 Governing Law. This Agreement has been executed and delivered in, and shall be governed by, and construed and enforced in accordance with the laws of the State of Tennessee. All duties and obligations of the parties created hereunder are performable in Davidson or Sumner County, Tennessee, and Davidson or Sumner County, Tennessee, shall be the exclusive venue for any litigation, special proceeding, or other proceeding between the parties that may be brought or arise out of or in connection with or by reason of this Agreement.


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

         8.5 Assignment. Except as may be specifically provided to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors, and assigns. Neither party may assign this Agreement without the prior written consent of the other party, which consent may not be unreasonably withheld.

         8.6 Government Access. The provisions of Section 952 of the Omnibus Reconciliation Act of 1980 (P.L. 96-499) providing for access by the Secretary of Health and Human Services and the Comptroller General to the books and records of the parties to the extent they provide services are incorporated in this Agreement.

         8.7 Waiver of Breach. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or another provision hereof.

         8.8 Enforcement. In the event either party resorts to legal action to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover the costs and expenses of such action so incurred, including, without limitation, reasonable attorneys' fees.

         8.9 Gender and Number. Whenever the context of this Agreement requires, the gender of all words shall include the masculine, feminine, and neuter, and the number of all words shall include the singular and plural.

         8.10 Additional Assurances. Except as may be specifically provided to the contrary, the provisions of this Agreement shall be self-operative and shall not require further agreement by the parties; provided, however, at the request of either party, the other party shall execute such additional instruments and take such additional acts as are reasonable and as the requesting party may deem necessary to effectuate this Agreement.

         8.11 Consents. Approvals and Exercise of Discretion, Whenever this Agreement requires any consent or approval to be given by either party, or either party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld or delayed, and that such discretion shall be reasonably exercised.

         8.12 Force Majeure. Neither party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service deemed to result, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, hurricanes, tornadoes, floods, failure of transportation, strikes or other work interruptions by either party's employees, or any other similar cause beyond the reasonable control of either party.


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

         8.13 Invalid Provisions, If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision has never been a part of this Agreement; and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         8.14 Divisions and Headings, The divisions of this Agreement into articles, sections, and subsections and the use of captions and headings in connection therewith is solely for convenience and shall not affect in any way the meaning or interpretation of this Agreement.

         8.15 Amendments and Agreement Execution. This Agreement and amendments hereto shall be in writing and executed in multiple copies on behalf of IPA by its President, and on behalf of TRI CO. by a duly authorized officer. Each multiple copy shall be deemed an original, but all multiple copies together shall constitute one and the same instrument.

         8.16 Time of Essence. Time shall be of the essence with respect to this Agreement.

         8.17 Entire Agreement. With respect to the subject matter of this Agreement, this Agreement supersedes all previous contracts and constitutes the entire agreement between the parties. neither party shall be entitled to benefits other than those specified herein. The parties specifically acknowledge that, in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others.

IN WITNESS WHEREOF, IPA and TRI CO. have caused this Agreement to be executed, all as of the day and year first written above and effective as of the day and year indicated above.


IPA:                       A. Sid King
                           ------------------------------------

                        By: /s/
                           ------------------------------------
                     Title: Chairman of the Board

TRI CO.:                    /s/
                           ------------------------------------
                        By:
                           ------------------------------------


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